EXHIBIT 99.2

PRESS RELEASE DATED FEBRUARY 8, 2007

☐NEWS☐

FOR RELEASE: February 8, 2007

PetroHunter Energy Corporation Provides Operational Update

Denver, Colo. – February 8, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) provided the following operational update.

Piceance Basin:

PetroHunter owns a 55.625% working interest in four wells which produced a total of 133,987.1 mcf (74,530.32 net to PetroHunter), or 2,404.20 mcf/day during the month of December 2006. PetroHunter's net share of production after deduction of royalties and overriding royalties was 1,803.15 mcf/day (calculated by allocating production across the entire 31 days of the month).

For the month of January 2007, the first complete month of production for all four wells, the 55.625% working interest share owned by PetroHunter produced a total of 270,021.60 mcf (150,199.51 mcf net to PetroHunter), or 4,845.15 mcf/day with a net share after deduction of royalties and overriding royalties of 3,633.86 mcf/day. Two additional joint interest wells in the same area are currently being completed and are scheduled to be connected later this month. Our working interest in these two wells is 36.89%.

The Company is executing its drilling program and participating with partners in the Williams Fork play in the southern Piceance Basin. Gas production net to Petrohunter's working interest (including the four wells described above) is 6,984 mcf/day from interest in 18 wells (6.4 net to PetroHunter), which represents an increase from 2,100 mcf/day in the immediately preceding months. To date, the Company has drilled or participated in 31 wells (9.3 net wells). Seventeen wells (5.1 net wells) are currently awaiting completion or connection to a sales pipeline. Permitting and design work on a gathering system for the PetroHunter-operated wells has been initiated.

The Company also has drilled and cased its first well at Buckskin Mesa. The Anderson 6-16 was drilled to a depth of 10,785 feet. Log analysis indicates a gross pay interval in excess of 3,500 feet, with a net pay of 600 feet. Gas shows during drilling averaged 3,000 units with peaks as high as 20,000 units. Mud weight had to be increased to control the well, which indicates a pressure gradient in the Williams Fork of 0.56 psi/foot. The Company is negotiating to enter into a contract for a workover rig to begin completion and testing operations.

Australia:

PetroHunter has processed 700 kilometers of newly acquired 2D seismic data and has completed the reprocessing of 1000 kilometers of existing 2D seismic data. Interpretation and mapping of the geologic and geophysical data are ongoing with the goal of delineating initial drilling locations in the next month. Petrophysical work on all of the previously drilled wells has also been completed.

PetroHunter is currently negotiating with drilling companies, oilfield contractors and suppliers, and intends to commence its drilling program this summer. Further, the Company is working on plans to build a drilling yard in the project area. If the Company is successful in these efforts over the next several weeks, PetroHunter plans to drill at least eight wells in 2007 to test a number of play concepts.

Heavy Oil – Fiddler Creek Project, Montana:

PetroHunter has added to its acreage position in the Fiddler Creek Project Area in Montana with the acquisition of approximately 3,400 net mineral acres at the January 30, 2007 federal lease sale.

Acquisition of these leases results in the growth of the project assets to more than 24,000 net acres. To date, heavy oil production from two recompleted wells is being evaluated following 2006 operations, with eight additional wells planned for drilling and workover in 2007.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 100% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 220,000 net mineral acres in Colorado, Utah and Montana, and 7,000,000 net mineral acres in Australia.

MAB Resources LLC is the largest shareholder in PetroHunter. Marc A. Bruner is the controlling owner of MAB Resources LLC.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone (303) 572-8900, Fax (303) 572-8927

Dr. Thomas Ahlbrandt	Chairman and CEO
(303) 572-8900
Garry D. Lavold	President and COO

(303) 572-8900

Michael K. Lam	Corporate Development North America

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

(866) 795-3436

(360) 332-4013

Investor Relations Contacts

United States	CTA Integrated Communications
Bevo Beaven	Vice President/General Manager

(303) 665-4200

United Kingdom	4C Burvale
Carina Corbett, John Carrick Smith	+44 (0) 20 7559 6710

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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